Exhibit 99.2

Sonus Pharmaceuticals Inc	SNUS	Q3 2005 Earnings Call	Nov. 8, 2005
Company •	Ticker •	Event Type •	Date •

•                  MANAGEMENT DISCUSSION SECTION

Operator: Good afternoon, ladies and gentlemen and welcome to the Sonus Pharmaceuticals Incorporated Third Quarter 2005 Conference Call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and the answer session. [Operator Instructions]. As a reminder this conference is being recorded today Tuesday, 8 November, 2005. I would now like to turn the conference over to your Director of Investor Relations Ms. Pamela Dull. Please go ahead ma’am.

Pamela L. Dull, Director of Investor Relations

Thank you, Michael and good afternoon everyone. We appreciate your joining us today for our third quarter conference call. As a reminder this call is being recorded and broadcast live on our website at www.sonuspharma.com. The archive of the webcast will also be available through the same link. We will use the following agenda for today’s call. First, Mike Martino, Sonus’s President and CEO will provide an overview of our progress during the third quarter and over the past few weeks. Second, Michael Stewart, our Chief Medical Officer will review the status of our clinical and regulatory activities for TOCOSOL® Paclitaxel. Third, Lynn Gold, our Vice President of Research and Development will review progress of our second product candidate which is a novel camptothecin derivative. Fourth, Alan Fuhrman, our Chief Financial Officer will review our financials including providing some more details on the financial structure of our licensing agreement with Schering AG for TOCOSOL Paclitaxel. Finally, Mike will make a few closing remarks then we would be happy to take your questions.

Before we begin, I would like to remind everyone that some of the statements made today may include predictions, estimates, and other information that might be considered forward-looking. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially from our predictions and estimates as a result of various risk factors, including those identified in our Form 10-K for the year ended December 31, 2004, quarterly Form 10-Qs for 2005, and other SEC filings, all of which can be accessed on our website. With that, I will turn the call over to Mike Martino, Mike.

Michael A. Martino, President and Chief Executive Officer

Thanks, Pam. And welcome everyone. Just in case we have any technology glitches along the way, let me tell you that I am participating in this call from St. Louis where I am attending services for a mentor and former colleague who passed away tragically over the weekend. The rest of the team are participating from our facilities at Bothell. With the progress that we continued to make in the third quarter and in recent weeks, it’s been an outstanding year-to-date for Sonus. We’ve achieved a number of key milestones for TOCOSOL Paclitaxel, that bring us closer to our goal of commercializing an innovative approach to taxane-based chemotherapy. We were pleased to start the quarter with the announcement of a Special Protocol Assessment for the Phase III pivotal trial of TOCOSOL Paclitaxel. This was a significant milestone that represented a tremendous amount of hard work on the part of the entire Sonus team during more than six months of negotiations with the FDA. We believe this was a valuable investment of time and effort, as a Special Protocol Assessment typically reduces the length of the NDA review period compared to the time the FDA usually takes for NDAs submitted without one. The third quarter was highlighted by the initiation of the pivotal Phase III trial for TOCOSOL Paclitaxel which we began on schedule at the end of September. Michael Stewart will provide a few more details on that in a moment.

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Then finally we were delighted to announce the partnership agreement for the development and commercialization of TOCOSOL Paclitaxel with Schering AG known as Berlex in the United States, a milestone we believe validated our efforts to date and propelled us into the fourth quarter with confidence and momentum. Schering is a recognized leader in the pharmaceutical industry and has strong global development and marketing capabilities dedicated to oncology. This is an exceptional partnership for Sonus, that positions us to maximize the clinical and commercial success of TOCOSOL Paclitaxel on a global basis.

Alan will review again the financial terms of the partnership later on the call. Before that however, I would like to share our perspective on six key elements of this collaboration as follows. All of these elements have been important to us all along the way of negotiations with potential partners and we are delighted that they are all included as hallmarks of our agreement with Schering. First, Sonus and Schering share a common view about the growth and development of taxane market space and the role that TOCOSOL Paclitaxel will play in leading that growth. Second, Sonus and Schering are committed to developing TOCOSOL Paclitaxel, securing appropriate regulatory approvals and launching the product on a global basis as quickly as possible. Third, the Phase 3 pivotal trial which began in September and is the immediate next step in securing initial regulatory approval in the U.S. continues to move forward aggressively as planned under Sonus’s direction. Fourth, Sonus and Schering have formed a joint steering committee who will identify, prioritize and oversee the expanded development of TOCOSOL Paclitaxel on a coordinated, integrated global basis beyond this initial pivotal trial. Fifth, in addition to collaborating in the development of TOCOSOL Paclitaxel, Sonus has retained an option to co-promote the product in the United States. We will continue to evaluate the potential value of this option as we advance the development of TOCOSOL Paclitaxel to commercialization. And finally, Sonus and Schering have agreed to explore other joint development opportunities. This could include products in Schering’s pipeline that might benefit from the application of Sonus’s technology and it could also include products in Sonus’ pipeline. For example, Schering has a right of first negotiation for Sonus’ second product candidate, a novel tocopherol-based formulation of a proprietary camptothecin analog, which will be described by Lynn Gold later in the call and which we believe will be ready to go into a Phase 1 trial in 2006. With that review of progress and those headlines regarding the Schering collaboration, I would like to ask Michael to provide some of the details on the clinical and regulatory progress with TOCOSOL Paclitaxel, Michael.

Michael Stewart, Senior Vice President, CMO

Thanks Mike. We have made good progress with TOCOSOL Paclitaxel during the past quarter. We were pleased that enrollment into our Phase 3 study, which compares TOCOSOL Paclitaxel and Taxol® for the treatment of metastatic breast cancer, began in the U.S. during the third week of September. Since then, four investigator meetings have been completed in Western Europe, Eastern Europe and North America with a total of more than 300 attendees from nearly 140 study sites in 17 countries.

Site activations are underway worldwide. As previously announced, our plan is to have 800 valuable patients randomized or 400 in each treatment arm. And we project that enrollment will be completed within no more than a year after the first patient was enrolled. As was also previously announced the primary endpoint of this blinded study is the confirmed objective response rate among women receiving TOCOSOL Paclitaxel or Taxol as first line or second line treatment.

All radiographic images will be independently assessed by radiologists who are blinded to treatment assignment and all efficacy and safety data will be independently evaluated by a Data Monitoring Committee (DMC). That DMC had its first organizational meeting in mid October. They will meet approximately quarterly to review available data and we currently anticipate that they will be able to complete final assessment of the primary endpoint results during the first half of 2007, enabling Sonus and Schering to be unblinded and the NDA to be submitted later that year.

Of course, the study will continue while the NDA is under FDA review with patients being treated and followed clinically for the secondary endpoints of progression free survival duration and overall survival duration. We are excited to have a pivotal trial underway. Investigators around the world have told us that they are particularly excited to be doing it. They see this study as offering their patients access to effective therapy in either arm, including a product that they believe may well be better than those currently marketed.

It was pretty invigorating to hear their enthusiasm for this study during the various investigator meetings. While, we will not know the comparative performance of the two products during the conduct of the study, we will look forward to updating you about enrollment as it progresses. The clinical development program for TOCOSOL Paclitaxel comprises more than the Phase III study of course. Additional trials are being planned now with our partner Schering/Berlex. Some of these studies will begin in 2006 and we will tell you more as they rollout.

Let me take a moment now to bring you up to date on progress in our Phase 2 trial in metastatic breast cancer. That study, which was the predecessor for the Phase 3 trial, currently has seven patients still on treatment of the 47 who enrolled during the fall of last year. In addition to the investigator reported confirmed objective response rate of 53%, we now have the results from the independent radiologist who has reviewed all images for all patients and who reports the confirmed objective response rate of 49%. Not only is the concordance very high between the confirmed response rates reported by the investigators and by the independent radiologist, but we are pleased to note that the response rate in these patients treated with TOCOSOL Paclitaxel compares quite favorably with published results of studies of Taxol in similar populations of women with breast cancer. We will be presenting a full update on this study including data on median time-to-progression and the safety and tolerability of TOCOSOL Paclitaxel at the San Antonio Breast Cancer Symposium. That presentation will be on Thursday December 8, for those of you who will be attending the meeting. It’s been a busy third quarter, and I want to congratulate and to thank the people across many line functions in Sonus who worked really hard to ensure that the timelines for these development programs have remained on track. They are truly an amazing group of professionals. It’s a privilege to tell you about them and to share with you the good news about the fruits of their labors.

I will turn the call over to Lynn Gold now for update on our novel camptothecin product candidate, which we continue to advance towards early clinical development.

Lynn Gold, Ph.D. Vice President, Research and Process Development

Thank you, Michael. Camptothecins are an important and rapidly growing class of anti-cancer drugs that are currently used in the treatment of colon, lung and ovarian cancers. However, like taxanes the full clinical benefit of camptothecins is currently limited by poor solubility, short half-life and significant toxicities.  The marketed camptothecin analogs, topotecan and irinotecan, are less effective than desired due to these limitations. With objectives of improving anti-tumor activity and reducing toxicity compared to marketed camptothecin products the Sonus R&D team is evaluating a novel camptothecin derivative, designated as SN2310 which is in preclinical development. Encouraging preclinical results, some of which will be presented at the AACR NCI EORTC International Cancer Conference next week in Philadelphia suggest that the SN2310 emulsion provides prolonged exposure to the active drug leading to better anti-tumor effects than equivalent doses of irinotecan in animal models. Similar to TOCOSOL Paclitaxel SN2310 emulsion is a ready to use formulation that will be delivered intravenously as a small volume short infusion. We will request a pre IND meeting with the FDA later this year to discuss the preclinical data on SN 2310 emulsion and the protocol for our first human study. We are currently planning to enter the clinic with SN2310 emulsion in 2006. With that I will turn the call over to Alan to review our financials.

Alan Fuhrman, Chief Financial Officer

Thank you, Lynn. I will briefly review the financial results for the third quarter which we reported in our press release this afternoon and then review the terms of our agreement with Schering. For the third quarter of 2005 we reported a net loss of $8.9 million or $0.37 per share compared with a net loss of $3.6 million or $0.17 per share for the third quarter of 2004. For the first nine months of 2005 we reported a net loss of $17.8 million or $0.80 per share compared with a net loss of $11.0 million or $0.55 per share for the same period in 2004. The higher net loss for the year-to-date financial results primarily reflected an increased level of spending as we continue to execute the clinical and regulatory plans for TOCOSOL Paclitaxel. In August we strengthened our balance sheet with the completion of a private placement that netted $16.6 million. At quarter end we had $23.4 million of cash and no long term debt.

We expect that our net cash burn rate for fiscal year 2005 will be approximately $1.8 million per month on average and this will include the costs related to the Phase III clinical trial for TOCOSOL Paclitaxel.  Regarding our partnership agreement with Schering, I would like to review the overall structure of the agreement and then provide more details around some of the key terms. However, in keeping with the spirit of our agreement with Schering, we may not disclose some of the terms of this agreement for competitive reasons.

As previously announced the partnership agreement consists of an equity purchase agreement and an exclusive global licensing agreement. First under the terms of the equity purchase agreement Schering has taken a 15% ownership position in Sonus with an investment of $15.7 million, which consists of 3.9 million shares at the market price of $4.02 at the close of business on October 14, 2005. In connection with the purchase agreement Schering also acquired five year warrants to purchase 975,000 additional shares of Sonus common stock at an exercise price of $4.42.

The exclusive global licensing agreement consists of an upfront license payment, clinical and regulatory milestone payments, sales milestone payments, royalties and cost sharing for U.S. clinical development programs. The upfront license payment of $20 million has been placed in escrow and will be released to Sonus upon Hart-Scott-Rodino clearance which we anticipate will occur near the end of this year. Our preliminary assessment is that on a GAAP basis we will recognize this upfront payment as revenue in equal installments over a 36 month period starting in late 2005. In the conference call on October 18, we indicated that we could receive clinical and regulatory milestone payments of up to a $132.0 million should all milestones be achieved. In thinking about these milestones there are three elements or dimensions to these payments.

Payment amounts will be based on product launches in first and second indications, geographies including the U.S., the European Union, and Japan, and claims for non-inferiority or superiority on efficacy endpoints. For example, if we hit superiority across all indications and geographies we will receive a total of $132.0 million in clinical and regulatory milestone payments. Of this $132.0 million, 61% will be for an indication in metastatic breast cancer and 39% would be for the second indication.

For the metastatic breast cancer indication, if you look at an indication basis, 50% of payments would be based on development and commercialization in the United States, 30% would be in the EU, and 20% in Japan. In addition to the clinical and regulatory milestone payments, the sales milestone payments in our agreement totaled $35.0 million are based on worldwide sales and are achieved at three separate sales thresholds. Royalties will range from 15% to 30% of annual sales in the United States and are 15% of sales in the rest of the territories. It’s our estimate that we would reach the upper royalty rate in the U.S. at a very reasonable share of the U.S. taxane market.

The final element of our licensing agreement relates to cost sharing for U.S. clinical development of the product. This development program includes the projected $50.0 million cost for the Phase III and supportive trials which Sonus and Schering will share equally plus other trials that will support market development leading up to product launch. Of course these additional trials will need to be approved by the Steering committee on financial as well as clinical criteria and Sonus’s financial responsibility for these additional marketing support trials contractually will not exceed $7.5 million in 2006, $10.0 million in 2007, and $5.0 million in 2008. When you look at the equity investment plus the milestone payments plus reimbursements for shared development costs expected under the partnership agreement the ranges are from $81.0 million, and this would assume product launch only in the U.S. for non inferiority objective response rate in metastatic breast cancer and achievement of the lowest sales milestone, to nearly $230.0 million assuming product launch in the U.S., European Union, Japan; superior efficacy in metastatic breast cancer; and claims in one additional indication.

The value stream of these payments excludes royalties. We believe that the estimated value of royalties could exceed the total value of the payments and reimbursements outlined in the licensing agreement.

Looking ahead then into 2006 we anticipate the following burn rates. Our base burn, we anticipate will be a total of $16.0 million in 2006. Sonus’s share of the Phase III and the supportive trials would be approximately $13.8 million. And Sonus’s share of the additional marketing studies would be a maximum of $7.5 million. In this burn rate guidance it’s important to note that if we spend less in 2005 on our Phase III trial than projected, those costs will roll into 2006 and increase the projected Phase III burn that I just outlined. That completes the financial overview and I will turn the call back to Mike for some closing remarks.

Michael A. Martino, President and Chief Executive Officer

Thanks Alan. It’s been an exciting and pivotal year for us at Sonus thus far capped by the completion of an outstanding partnership for TOCOSOL Paclitaxel. To review our progress once again first, at the end of June we completed a Special Protocol Assessment (SPA) with the FDA for the Phase III study. We believe the SPA significantly mitigates the remaining clinical and regulatory risk for product approval and that the resulting rigor of the Phase III study will give us opportunities to differentiate TOCOSOL Paclitaxel from other paclitaxel products. Second, we initiated the Phase III study in September with a design that will allow us to show that TOCOSOL Paclitaxel is at least as effective as current products with the potential to show that it is significantly better. Third, we secured a partnership that we believe is very competitively valued and allows us to accelerate the development of TOCOSOL Paclitaxel on a coordinated, integrated global basis in order to maximize its full commercial potential. Finally and perhaps most importantly the clinical results to date for TOCOSOL Paclitaxel continue to suggest that it is a highly effective, well tolerated and easy to use product that could ultimately be the taxane of choice.

To wrap up, for the balance of this year and into 2006, we will remain focused on three principle objectives, first, activating all study sites in the Phase III trial and meeting enrollment goals in order to hit our NDA submission target in 2007. Second, moving quickly to implement our agreement with Schering to accelerate the global development of TOCOSOL Paclitaxel and of course as Michael indicated, we will keep you informed of these milestones as they occur and finally, with resources now available, moving our next product candidate SN2310 emulsion into clinical trials. With that, I would like to thank you for joining us today and for your interest and support and we will now open the line for questions, Michael would you please take the first question.

•      QUESTION AND ANSWER SECTION

Operator: [Operator Instructions]. And our first question is coming from Matt Kaplan from Punk, Ziegel & Company, Please go ahead with your question sir.

<Q – Matthew Kaplan>: Hi, guys thanks for taking my question.

<A – Michael Martino>: hey Matt.

 <Q – Matthew Kaplan>: With respect to just— I know you started the Phase III trial recently, could you give us a sense in terms of the number of sites you had your investigator meetings, the number of sites that are up and running now and roughly how many patients are going in and obviously we understand that it’s kind of a hockey stick type of an enrollment that goes on in clinical trials, so just give us sense on where you are.

<A – Michael Martino>: Sure, Michael?

<A – Michael Stewart>: Yeah, Matt, it’s Mike Stewart. I can tell you that our plan right now was to have all of the sites activated within the next three to four weeks. I honestly don’t have the information today, I just as you know have been traveling we are doing investigator meetings and the presentation at the European Congress of Clinical Oncology. And I got back in the office yesterday and to be perfectly frank, I don’t know exactly what the number is today. But I do know that I have been assured that everything is on track and we anticipate having all the sites active by the – before the first half of December. So it’s going on simultaneously worldwide and I know, we have got a number of patients screened and enrolled, I wish I knew what the number was today, it’s smaller today that it will be yesterday but I am sorry, I don’t know the exact number.

<Q – Matthew Kaplan>: And how many sites minus how many sites worldwide are you going to have?

<A – Michael Stewart>: There is about a 140 worldwide, 17 countries.

<Q – Matthew Kaplan>: Great, thanks. And one other question, just to make sure that we all understand the guidance that for the burn rate in ‘06 that Alan just went over, when you add up those three components you are talking about a potential burn if all of the $7.5 maximum is hit on the additional trial commitment for Sonus of about $37.0 million, does that make sense?

<A – Alan Fuhrman>: Yeah, $37.3.

<Q – Matthew Kaplan>: Okay. And does —that in those estimates are – in that guidance it is the clinical trials associated with the developments of the camptothecin product also included?

<A -  Alan Fuhrman>: Yes, that’s right. So that includes continuing, as you know we have ongoing trials in the metastatic breast which will continue, bladder as well as additional studies that are included in these numbers. That should be our full burn without some unexpected things occurring.

<Q – Matthew Kaplan>: So— would that be the net burn for the company then including any R&D payments or the share or Schering AG’s share in the cost of the ongoing studies?

<A – Alan Fuhrman>: Yeah that’s correct Matt, these numbers that I gave you include the reimbursements net back and forth between Schering and us.

<Q – Matthew Kaplan>: Okay. Great, thank you.

<A – Michael Martino>: Thanks Matt.

Operator: Thank you for your question Mr. Kaplan. Our next question will be coming from David Miller of Biotech Research. Please go ahead sir.

<Q – David Miller>: Hi, Thanks for taking my questions.

<A – Michael Martino>: Hi David.

<Q – David Miller>: Hi, condolences on the loss of your friend.

<A – Michael Martino>: Thank you.

<Q – David Miller>: Is one of the trials that you are planning a Herceptin adjuvant trial to try to move in to that end of the market?

<A – Michael Martino>: Well David, let me give you a reflex reaction and then turn it over to Michael for a better informed medical opinion. I will tell you at this point from a business perspective that we and Schering are looking into the space quite aggressively. Believe there are some unique opportunities to quickly position this product and are very reluctant to discuss the details of those and advance of launching the studies for competitive reasons. You know I think you can look at this space and speculate on things that we and others are probably thinking makes sense. But I am not sure until we actually start the studies that we are going to be prepared to go much beyond that other than the financial detail which Alan has shared with you that says beyond the core development cost of the $50.0 million that the parties are splitting, our maximum exposure on these additional studies in 2006 is about $7.5 million. Michael?

<A – Michael Stewart>: Yeah, I would say that you are absolutely correct that one of the subsets of the breast cancer population that is well addressed with taxanes is the 20% or so of women whose tumors over express HERZ/neu and that’s a very well characterized and very well understood and it is certainly known that for those patients who are identified as  Herz/neu over expressors that a combination of taxane plus Herceptin is better therapy than taxane alone. But as you are aware there are also other subsets in breast cancer that where different kinds of therapies and therapeutic combinations are appropriate and part of what our job is with the joint steering committee is to sort out the priorities in which we’ll be addressing all of those subsets.

<Q – David Miller>: Okay. Fair enough. In this month’s JCO, there was a couple of editorials and couple of trial publications on Abraxane. One of the editorials in particular were suggesting at least if the way I read suggested that measuring free paclitaxel in the bloodstream might not be the best way to ensure comparability between a taxane reformulation and Taxol itself. Can you comment on what this might mean for the results of your PK/PD study?

<A – Michael Stewart>: Yeah, I would say that without getting into a very sensitive and complicated discussion –

<Q – David Miller>: Yeah, which might be better off line.

<A – Michael Stewart>: That I think the role of taxanes and the way they function means that there is a pretty good relationship between the amount of the taxane which in this case was free taxane that’s available in a tumor cell nucleus and it’s direct activity because it binds irreversibly to the alpha tubulin subunit and so I think that what is very clear is that if you had a way measuring the free paclitaxel concentration in the tumor cell nucleus that would be highly predictive for the efficacy you would have. There is no good way to do that and so what you have to do is measure things that are circulating in the bloodstream and then construct responsible good pharmacokinetic models that will allow you to predict what kind of exposure you are going to have into tumor tissue. You couple that with the measurement to paclitaxel in tumor tissue and animal models and we have shown we have well over twice the exposure in tumor bearing animals within the tumor tissue as it is delivered by Taxol and so measuring one piece is not sufficient but taking that information and putting into context, I think does allow you to have a much better understanding of what you are liable to see therapeutically. In the end that’s what we have to prove and that’s why we have to do the Phase III trial.

<Q – David Miller>: Okay. The San Antonio Presentation is that a poster or oral presentation?

<A – Michael Stewart>: No, that’s a poster presentation, basically it’s up all day on Thursday December 8, the discussion, the poster viewing session and the discussions of it are at the end of the day starting around 4, 4:30 I believe.

<Q – David Miller>: Okay. All right, thanks for answering my questions. I appreciate it.

<A – Michael Martino>: Thank you, David.

Operator: Take a question, Mr. Miller next question would be coming from Mr. Mark Monane of Needham and Company, please go ahead.

<Q – Mark Monane>: Thank you, good afternoon.

<A – Michael Martino>: Hi Mark.

<Q – Mark Monane>: Can you comment on, a little bit more on platform and I have two questions, one is can you comment a little bit more on the platform and what you think the next steps are potentially beyond Taxol for development of this unique platform for better therapeutics and secondly, we know from the literature that Taxol works very well in breast cancer and ovarian cancer, yet almost has no effect at all on colon cancer, is it possible that such a platform could take Taxol or other drugs and test them in conditions where they previously hadn’t worked potentially due to some of the points Dr. Stewart brought up that not enough good enough concentration in the cell are able to overwhelm the resistance?

<A – Michael Martino>: Well let me, once again give some reflex answers, I’ll then turn it over to Lynn to discuss the platform and Michael to chat a little bit about colorectal. My reflex answers would be as follows: first, that we have made tremendous progress in the last 18 months in really making the TOCOSOL delivery technology, one that is very versatile not only in terms of solubilizing difficult to solubulize drugs as well as less to difficult to solubulize drugs but also stays consistent with the theme of being ready to use, convenient and easy to use and importantly, the significant progress we have made that I’d ask Lynn to chat about a little bit is really to design the end molecule in a way that we can dial in on specific desirable PK parameters. So I think that when we publish the data for example on the camptothecin formulation we will be in a better position to talk about what we have achieved in terms of circulation half life resulting activity with a correspondingly we believe favorable side effect profile, in addition to the fact that it’s a convenient ready-to-use formulation. With regard to colorectal, again I’ll turn it over to Michael for the specific details. I would say though that when we launched the four Phase IIa studies initially, colorectal was one of the tumor types that we studied. That was on the basis of a very durable objective response that we observed in one patient in the Phase I study. We were not able to replicate that in 20 some odd patients in the Phase IIa study. So again with those overview comments, Lynn, do you want to chat further about the technology and then turn it over to Michael to discuss colorectal?

<A – Lynn Gold>: Sure. As far as extending the platform beyond where we are, we’ve really spent this last year learning as much as we can through the TOCOSOL Paclitaxel project about what this formulation technology does from the standpoint of the vitamin E, the PK properties and extending the usability of the drug therapeutically. We have taken that from the standpoint of just the solubilization platform in which there are a variety of drugs we could pull into that formulation and take forward to now take a molecule and actually synthetically modify it to also achieve some of these same properties. In addition to modifying the drug, we are then going back to our formulation technology and incorporating the drug that we have modified into that. So now we have changed the properties of the inherent drug itself so that we improve the half life, improve where the drug localizes in the body because of its lipophilic or hydrophilic properties and add the aspects of TOCOSOL technology that have been beneficial with TOCOSOL Paclitaxel in the same framework. And so we look over the next 12 months to be able to extend the choices that we can make in derivatizing molecules and in formulating molecules for future use. Michael?

<A – Michael Stewart>: Yeah. Turning to the colorectal cancer question, as we said before we are interested in demonstrating that TOCOSOL Paclitaxel can be the taxane of choice and that that will be the product that has the greatest possibility to extend the use of taxane chemotherapy in the way that it is currently used as well as to new ways. Obviously the path is to do that in areas where taxanes currently have already demonstrated utility is much clearer than the pathway of exploring areas where until now marketed products have not been able to become effective. Specifically with reference to colorectal cancer, you’re absolutely correct one of the questions about whether or not taxanes could have higher activity in that disease has been related to the amount of drug that’s delivered into tumor cells but that’s just one of the questions. Certainly that is one that we feel comfortable about being able to address with this product. And I think that it’s certainly one that we have been familiar with and aware of but it’s only one of the questions in colorectal. And so as we and Schering look towards optimizing the commercialization of TOCOSOL Paclitaxel, I think it’s likely that we would be focused first on the places where taxanes are clearly proven to be useful and that moving into new areas is something that we’ll have to make choices about in terms of priorities. As Mike said we did have the experience of seeing one patient who responded very favorably and that led to another study that was done in more than two dozen patients where that response rate was not reproduced.

<Q – David Monane>: That was very helpful. If I could just have one follow up question and that is on the Schering alliance. Can you talk again a little about and I know you’ve mentioned this before but what was it really that Schering really was looking for in terms of its partnership with Sonus, what was Sonus getting from the relationship and have you formally gotten together as a group yet and started plans for working on this project?

<A – Michael Martino>: Yes, let me, again Mark jump in with some overview comments and then turn it over to the others for their comments as well. On the last question, first the answer, the simple answer is yes, the collaboration is actively underway. In fact we did attend the U.S. Investigators’ Meeting last week, Schering had a full contingent of people there actively participating in those meetings from a learning perspective. There have been several other meetings held already and others planned imminently. I believe we have a good management framework in place for managing the collaboration going forward and which – and that framework consists of several tactical teams that are working on a variety of issues. So the collaboration is in full bloom so to speak and I would say that from the Sonus perspective we are quite pleased with the knowledge of oncology in general, the knowledge of the taxane space in particular and Schering’s commitment to this product opportunity and to developing it aggressively. I can speculate of course on what Schering was looking for in this relationship and that speculation is that they were looking for a relatively late-stage oncology opportunity that could be differentiated in a fairly large market with a clinical and regulatory plan that represented mitigated risk. And we think TOCOSOL Paclitaxel provided that opportunity to them on every one of those points. What we were looking for in the relationship ideally was someone who viewed this product the same as us, ie. a brandable differentiable opportunity in a large and still growing market with the ability to coordinate and integrate development on a global basis and a sense of urgency around doing that. Team in Bothell anything to add to that?

<A – Michael Stewart>: This is Mike Stewart, I would just echo the comment that across all levels whether it’s been business or science or the combination of those from marketing to clinical to regulatory, to manufacturing, the engagement has been fluid and rapid and very, very rewarding.

<Q – Mark Monane>: Congratulations again on the alliance and starting to see and becoming a Phase III company.

<A – Michael Martino>: Thank you, Mark.

Operator: Hi, thank you, sir. Our next question is coming from David Maris of Banc of America Securities. Please go ahead, sir.

<Q – Jeff Creek>: Hi, this is actually Jeff Creek [ph] on behalf of David Maris. A couple of questions, I want to follow up to the last question on the Schering deal, was the bidding competitive and if so so can you talk a little bit about what other suitors may have been at the table and then from your perspective why Schering over others if in fact that was the case and then secondly as you look at taxane market, obviously there are more products out there now than just Taxol, can you compare and contrast your delivery technology a little bit with what else is out there with Taxotere and the Abraxane specifically. And then when you look in that market and your plans to compete with those other agents, what at a minimum would you need in a label to have a very sound competitive position. Thank you.

<A – Michael Martino>: Thank you, Jeff. I will take the first part of the question, turn it over to Michael and Lynn to discuss the technology content and then we can come back to what we view as the minimally – the minimal label requirements to be competitive. In terms of the process itself, it was very competitive. In fact it was competitive down to the very last moment of the Board making a decision on the right deal for us. There were several other players at the table, one in particular that we felt would have been also an outstanding partner and in that regard it was a difficult decision. I think ultimately, what swayed that decision was the global reach of Schering and the ability to again integrate and coordinate development on a global basis across countries, indications etc. Their general experience in oncology and the very, very specific experience of key members of the Schering team in the taxane space, resources and sense of urgency around developing the product on multiple tracks and of course the terms of the deal and the resulting value. Alan, would you add anything to that from a process or a value perspective?

<A – Alan Fuhrman>: No, I think you really covered it, Mike. I think it was competitive to the very end and again for all the reasons you said, global reach and in particular the experience base of the number of their key management team in the taxane space I think was a very important point to us.

<A – Michael Martino>: Great. Thanks Alan. Michael, Lynn would you care to address the technology and how it compares and contrasts to alternative approaches?

<A – Michael Stewart>: Yeah, I think that there are a couple of observations I would make. There are still two taxanes that are available paclitaxel and docetaxel. They both have been available, paclitaxel came in I think late ‘92 and docetaxel about within a year and half after that. So these are both very well understood active moieties I think that the – that makes it a little different from entering a space where you got a fundamentally different molecule whose mechanism of action is not well understood or not well characterized. With respect to the ways in which people are trying to modify Paclitaxel, I think it’s very clear that TOCOSOL Paclitaxel is probably the most elegant modification because we haven’t modified the drug at all. What we have done is dissolved it in vitamin E which makes it immediately bio available. That also means we have got a ready to use product, the only ready to use product that is available for a small volume infusion that can be given very quickly.

The other competitive products, whether you are talking about the albumin bound formulation or the polyglutumate conjugation, or the liposome formulation, all have the substantial difficulties in formulation that lead to I think very different cost of goods as well as difference in the economics of use. When something takes a substantial amount of time to prepare it before it can be used for the patients, that adds significant cost in real dollars as well as in time and TOCOSOL Paclitaxel is the only ready to use product. Absolutely nothing has to be done for it, particularly nothing difficult has to be done for it. So it is economically favored both in terms of cost of goods as well as in economics of use. When it comes to the comparisons of how these things affect people differently, obviously the only way that could be proven is in head-to-head trials. I would say that, despite that there are some inferences people could draw. Paclitaxel and docetaxel were not compared in a head-to-head trial until ten years after they had been on the market. That did not stop people from becoming familiar with the advantages and liabilities of each. And I think that will be very clear as all of the newer formulations are brought to market. People are already familiar with what they believe to be some of the liabilities of the albumin-bound product that came on the market earlier this year. Certainly in our investigator meetings we are hearing from a lot of our investigators that they are familiar with that product, they have used it, and they are very eager to participate in this study.

<A – Michael Martino>: I would say in fact Michael that that raises I think another interesting point regarding the competitiveness of the process but from a different perspective. I think at this point in the game it’s fair to say that any potential partners for TOCOSOL Paclitaxel have had a fair and thorough opportunity to survey the landscape and perhaps even have opportunities to acquire rights to other products certainly to include their evaluation of those products and how TOCOSOL Paclitaxel stacks up from the perspective of justifying the investment they have made. I think the final question, Jeff was around what kind of label we think is required at a minimum to be competitive and here we would say that our research clearly indicates that if we are able to achieve a label with non inferior efficacy to Taxol but against a Taxol control arm response rate that people view as representative of the historical experience with Taxol and paclitaxel and in addition to that we have advantages with regard to the side effect profile and advantages with regard to convenience and ease of use that we think we’ve already clearly demonstrated, that we will have a very competitive market, very competitive product that will get its fair share of this market. If on top of that we are able to demonstrate superiority on objective response and certainly superiority on time to progression or survival then this is an extremely competitive product at that point.

<Q – Jeff Creek>: Thank you very much.

Operator: Thank you for your question. And our next question is coming from Vinny Jindal of Wedbush. Please go ahead, sir.

<Q – Vinny Jindal>: Hey guys.

<A – Michael Martino>: Hi Vinny.

<Q – Vinny Jindal>: How is it going? My first question was about publication strategy. Obviously, you guys have completed four successful trials outside of the breast cancer arena in Phase II, two of which are in bladder and that might form to publications necessary for being able to market the drug in that indication upon approval, have you guys thought about what the publication versus approval versus I guess NDA submission or SNDA submission strategy would be for these follow on indications to have as wide a market as possible upon approval.

<A – Michael Martino>: Well again, let me give you kind of a reflex business reaction and ask Michael to provide more meat and muscle behind that, if you will. I would say again that all of this flows from the fact that our new partners at Schering have extensive experience in oncology and specifically in the taxane space and I think they came to us with a very clear and very aggressive plan for how to develop this product. We are in the process of reviewing that, getting to know that, debating some of the issues around that and I think that you are going to find us reluctant to speculate on the specifics until trials are actually initiated. I think the important point though philosophically is that we are in complete agreement with the philosophy that we first espoused at least a year ago which is for this drug to be successful will require more than just a pivotal study. Now whether that more is in the form of other pivotal studies or market development type studies I think remains to be determined. Michael?

<A – Michael Stewart>: Yeah —first a very specific regulatory answer on that which is within the US, the law is very clear. Promotion and marketing must be defined by what is in the product label, that’s the FDA’s way of determining to practicing physicians and patients what their conclusions are after they have reviewed data completely. And so from the FDA’s perspective what they have authorized for marketing for any product is what is in the product label and I would encourage you always for any product to be sure you compare anything you find in the literature to what’s actually listed in the product label.

<A – Michael Martino>: It’s a great point Michael, thank you for keeping me on the right side of that line.

<A>: Having said that, I think that it is also really important for every product that we have a responsibility to our shareholders and to the practicing physician and to patients to generate as much information as we possibly can and one of the vehicles for getting that information out to people not instead of but in conjunction with data that are submitted to the FDA and other health authorities for review is to have publications in peer review journals. And so we feel very strongly that every study we do should be published. The publications get out there, as soon as we actually have all the data finished and sometimes that means when you – you know, if your product works and you are prolonging survival then you have to go all that way as long as it takes to get all of the data in and get them authenticated. So we look at it from both perspectives our responsibility to summit data to the FDA and make sure we get the best possible product label because that is what drives our ability to market the product and in addition to discharge our responsibility to the medical community and to our investors to get publications out there and in peer review journals about every thing that we have learned.

<Q – Vinny Jindal>: Got you. The data we saw at ASCO, is that a final wrap on those other studies and if so are those manuscripts already in preparation now?

<A – Michael Stewart>: What you will see if you look at every one of those presentations is that there is a caveat that these are not final data because we haven’t finished the final audits. Those studies are ongoing, some of them are wrapping up because they have only just reached their survival endpoints, and we are closing out sites, auditing sites, auditing case forms, locking data bases, and you will be seeing the publications in due time.

<Q – Vinny Jindal>: Fair enough, on the issue of the Taxol label and including the weekly dosing, is there any update on forward progress that’s been made there?

<A – Michael Stewart>: Well, as you probably know the FDA has a pretty firm responsibility not to comment to one sponsor on what they are doing with another sponsor’s product or label and I would say that they know their business and there is not much we could have to add to what they are doing.

<Q – Vinny Jindal>: That’s fair enough, on the new clinical compound, the camptothecin derivative there is couple of different companies working in that space – and I am wondering if you can comment on the intellectual property of your particular compound and how  that, how the overall IP landscape looks to you?

<A – Michael Martino>: Well, I would say Vinny, in general that a survey of the intellectual property landscape is certainly one of the bases that we touch early on and throughout the product development lifecycle to assure ourselves that we have adequate space to work and I think at this point we feel more than comfortable with that as Lynn indicated in her presentation and I’ll ask her to comment on this again. The active ingredient in this drug will be proprietary to Sonus and we believe you know, we are pretty comfortable that the delivery chemistry is proprietary to Sonus as well, Lynn.

<A – Lynn Gold>: Yeah, and what I can speak to is that there are several camptothecin molecules out there in development and most of them are pretty hydrophilic although not all and our task or our goal was to actually make this a very lipophilic molecule in order to be able to incorporate it into the emulsion TOCOSOL essentially and we have been able to do that in a way that I think you will find is very unique compared to anything out there. So, I think we have very good grounds in terms of where we are with our proprietary stance on this molecule.

<Q – Vinny Jindal>: Okay. Thanks for taking my question.

<A – Michael Martino>: You are welcome, Vinny. Thank you.

Operator: And thank you. [Operator Instructions]. And management there doesn’t appear to be any further questions at this time. Please continue with any closing comments.

Pamela L. Dull, Director of Investor Relations

Thank you, Michael. I would like to mention that Sonus will be presenting at the RBC Dain Rauscher Northwest Investor Conference in Seattle tomorrow November 9th at 11:05 AM Pacific Time. With Mike in St. Louis tomorrow, Alan Fuhrman will be making the presentation which will be broadcast live and archived on our website. That concludes our call for today and we thank you for your participation.

Operator: Thank you ladies and gentlemen; this does conclude the third quarter 2005 conference call for Sonus Pharmaceuticals. If you would like to listen to a replay of today’s conference in full you may go ahead and dial 303-590-3000 or 800-405-2236 using the access code 11041345. Again if you would like to listen to a replay of today’s conference in full it will be available approximately one hour from now, you may dial 303-590-3000 or 800-405-2236 using the access code 11041345. That’s 11041345. You may now disconnect. Thank you for using ATT [ph] teleconferencing and have a very pleasant day. Thank you.

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